Exhibit 99

FirstEnergy Corp.                                  For Release:  July 24, 2003
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                                Investor Contact:
Ralph DiNicola                                     Kurt Turosky
(330) 384-5939                                     (330) 384-5500


                 FIRSTENERGY UPDATES INFORMATION ON DAVIS-BESSE

         FirstEnergy Corp. (NYSE: FE) today updated schedule and cost estimates associated with efforts to return its Davis-Besse Nuclear Power Station to safe and reliable service.

         Final decisions have been made on modifications to the high-pressure injection pumps, which is expected to result in the plant's being available for restart in the fall. The Nuclear Regulatory Commission continues its inspection activity and will make a final determination on when the plant will return to service.

         The modifications utilize proven experience from similar pumps in France and will provide additional safety margin, based on extensive preliminary testing done by FirstEnergy. The pump modifications and numerous other safety enhancements made to the plant will increase 2003 incremental operating and maintenance expenses - initially estimated at $50 million for the year - to approximately $80 million. Through June 30, such expenses for 2003 totaled $58 million.

         Replacement power cost estimates for Davis-Besse remain unchanged at $15 million per month for the non-summer months and $20 to $25 million per month for the summer months of July and August. Through June 30, these costs for 2003 totaled $93 million. On-peak replacement energy for the expected length of the Davis-Besse outage is fully hedged.

                                     (more)

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         Davis-Besse is operated by the FirstEnergy Nuclear Operating Company, a subsidiary of FirstEnergy. FirstEnergy is a registered public utility holding company headquartered in Akron, Ohio.

Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risk and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate," and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), availability and cost of capital, inability of the Davis-Besse Nuclear Power Station to restart (including because of any inability to obtain a favorable final determination from the Nuclear Regulatory Commission) in the fall of 2003, inability to accomplish or realize anticipated benefits of strategic goals and other similar factors.

                                    (072403)


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